Exhibit 5.1

May 30, 2014

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Ladies and Gentlemen:

We have acted as counsel to Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $750,000,000 in aggregate principal amount of 6.00% Senior Notes due 2021 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by Salix Pharmaceuticals, Inc., Santarus, Inc. and Oceana Therapeutics, Inc. each of which is a wholly owned direct or indirect subsidiary of the Company (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”). As described in the Registration Statement, the Exchange Notes and the Guarantees will be exchanged for the Company’s outstanding 6.00% Senior Notes due 2021 (the “Existing Notes”) and related guarantees of the Guarantors. The Company will issue the Exchange Notes and the Guarantors will provide the Guarantees, in each case, pursuant to an Indenture, dated as of December 27, 2013, as supplemented by a supplemental indenture dated January 2, 2014 (such indenture, as so supplemented, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable law, (ii) the

Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law, (ii) releases or waivers of unmatured claims or rights or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We express no opinion as to the existence or adequacy of consideration received by any Guarantor for the Guarantees.

We are members of the bar of the District of Columbia, the State of New York, and the State of California. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, the California Corporations Code and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP